UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2011

Rose Rock Midstream, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35365	45-2934823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

(Address of principal executive offices)

(918) 524-8100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 8, 2011, Rose Rock Midstream, L.P. (the “Partnership”), SemGroup Corporation (“SemGroup”) and Rose Rock Midstream GP, LLC, the general partner of the partnership (the “General Partner”) entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 7,000,000 common units representing limited partner interests in the Partnership (the “Units”) at a price to the public of $20.00 per Unit ($18.70 per Unit, net of underwriting discounts and commissions). Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters a 30-day option to purchase up to an additional 1,050,000 Units at the same price and otherwise on the same terms.

The material terms of the Offering are described in the prospectus, dated December 8, 2011 (the “Prospectus”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on December 9, 2011 pursuant to Rule 424(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The Units to be sold in the Offering were registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-176260), initially filed by the Partnership on August 12, 2011.

The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Units are subject to approval of certain legal matters by counsel to the underwriters and other customary conditions. The Partnership has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering is expected to close on December 14, 2011. The Partnership expects to receive net proceeds (after deducting underwriting discounts and commissions and structuring fees) of approximately $130.2 million. As described in the Prospectus, the Partnership intends to use the net proceeds of the Offering to make a cash distribution to SemGroup of approximately $127.3 million and pay offering expenses of approximately $2.9 million.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On December 8, 2011, Mr. Rodney L. Gray and Mr. Mark Monroe were appointed to the board of directors (the “Board”) of the General Partner. Each of Messrs. Gray and Monroe was also appointed to the audit committee and conflicts committee of the Board, with Mr. Gray to serve as Chairman of the conflicts committee and Mr. Monroe to serve as Chairman of the audit committee.

Each of Messrs. Gray and Monroe, as a non-employee director of the General Partner, will receive the same compensation provided to all non-employee members of the Board. The compensation of non-employee directors of the General Partner is described in the Prospectus under the caption “Management—Director Compensation.” Accordingly, each of them will participate in the Rose Rock Midstream GP, LLC Board of Directors Compensation Plan, as it may be amended from time to time. In connection with his appointment to the Board, each of them will be granted under the Rose Rock Midstream Equity Incentive Plan an initial award of restricted units in the Partnership worth $39,300, which will vest on the first anniversary of the date of grant.

Rose Rock Midstream Equity Incentive Plan

On December 8, 2011, the Board adopted the Rose Rock Midstream Equity Incentive Plan (the “Plan”) for employees and directors of the General Partner and its affiliates, including SemGroup, and any consultants who perform services for the Partnership, the General Partner or any of our or the General Partner’s affiliates. The Plan permits the grant of unit options, unit appreciation rights, restricted units, phantom units and other unit-based awards, including tandem distribution equivalent rights. The Plan initially limits the number of Units that may be delivered pursuant to awards under the plan to 840,000 Units. The Plan will be administered by the Board or a committee thereof.

The foregoing description of the Plan is not complete and is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Item 8.01	Other Events.

On December 8, 2011, the Partnership announced that it had priced the Offering described in Item 1.01 above. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	EXHIBIT

Exhibit 1.1	Underwriting Agreement, dated December 8, 2011, by and among Rose Rock Midstream, L.P., Rose Rock Midstream GP, LLC, SemGroup Corporation and the several underwriters named on Schedule I thereto.

Exhibit 10.1	Rose Rock Midstream Equity Incentive Plan.

Exhibit 99.1	Press release, dated December 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROSE ROCK MIDSTREAM, L.P.

	By:	Rose Rock Midstream GP, LLC its general partner

Date: December 14, 2011	By:	/s/ CANDICE L. CHEESEMAN
	Name:	Candice L. Cheeseman
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	EXHIBIT

Exhibit 1.1	Underwriting Agreement, dated December 8, 2011, by and among Rose Rock Midstream, L.P., Rose Rock Midstream GP, LLC, SemGroup Corporation and the several underwriters named on Schedule I thereto.

Exhibit 10.1	Rose Rock Midstream Equity Incentive Plan.

Exhibit 99.1	Press release, dated December 8, 2011.